MAHONEY COHEN & COMPANY, CPA, P.C.

January 25, 2007

U.S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Dear Sir or Madam:

We have been furnished with a copy of the Current Report on Form 8-K of Home Director, Inc. dated April 7, 2005. We have read Item 4.01 thereof and agree with the statements concerning our Firm contained therein.

We have no basis to agree or disagree with the other statements of Home Director, Inc. contained therein.

Very truly yours,

Mahoney Cohen & Company, CPA, P.C.